Penns Woods Bancorp, Inc.
Jersey Shore, Pennsylvania

     We hereby consent to the inclusion of our opinion dated January 17, 1997 on the Company's 1996 consolidated financial staements in the Company's 1996 Annual Report to Stockholders.

/s/ Parente, Randolph, Orlando, Carey & Associates

Williamsport, Pennsylvaina
January 17, 1997